TECHNICAL COLLABORATION, SALE AND SUPPLY AGREEMENT

This Agreement is entered into by and between Rayovac Corporation ("Rayovac"), a Wisconsin corporation with its principal place of business at 601 Rayovac Drive, Madison, Wisconsin, U.S.A., Matsushita Battery Industrial Co., Ltd. ("Matsushita"), a Japanese corporation with its principal place of business in Osaka, Japan, and, for the purposes of Articles III, IV and XV only, Matsushita Electric Industrial Co., Ltd. ("MEI"), a Japanese corporation with its principal place of business in Osaka, Japan.

                                   Background

Rayovac and Matsushita are parties to the Technical Collaboration, Sale and Supply Agreement of November 26, 1991 ("1991 Agreement"), with respect to LR20, LR14 and LR6 primary alkaline manganese dry batteries and the LR03 Technical Collaboration, Sale and Supply Agreement of March 16, 1994 ("1994 Agreement"), with respect to LR03 primary alkaline manganese dry batteries.

It is mutually acknowledged and understood by Rayovac and Matsushita that any cooperation between the parties, including entering into the 1991 Agreement, the 1994 Agreement and this Agreement, have been and will be based on a mutual trust and good working relationship which are established so far and presently owned by the parties.

Rayovac desires to manufacture primary alkaline manganese dry batteries in sizes LR20, LR14, LR6 and LR03 and to continuously obtain further technical information and assistance therefor specified herein from Matsushita.

Matsushita has developed such batteries having no mercury in their formulation and having desirable electrical performance characteristics and has developed machinery suitable for manufacturing such batteries.


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                                      -2-


Matsushita is willing to furnish or make available to Rayovac such technical information and assistance and to sell such machinery, and Rayovac desires to obtain such technical information and assistance and to buy such machinery.

Now therefore, the parties agree:

                                  Undertakings

                                    ARTICLE I
                                   Definitions

1.      Equipment

        New Equipment shall mean a new line of equipment for production of LR6 alkaline batteries. The New Equipment shall consist of the items set forth on Schedule A attached hereto. Specifications for the LR6 batteries to be produced by the New Equipment are set forth on Exhibit A attached hereto.

        Retooling Equipment shall mean Rayovac's existing LR6 equipment supplied before by Matsushita and retooled with parts for retooling, which will make the existing LR6 equipment capable of producing LR6 batteries which satisfy the specified conditions of "Retooling Equipment."

        Retooling Parts shall mean the parts necessary to change Rayovac's existing LR6 equipment to the Retooling Equipment and which are selected from the items set forth on Schedule B attached hereto.


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                                      -3-


        Old Equipment shall mean the combination of the Equipment defined in a 1991 Technical Collaboration, Sale and Supply Agreement and the Equipment defined in a 1994 Technical Collaboration, Sale and Supply Agreement.

        Total Equipment shall mean the combination of New Equipment, Retooling Equipment, and Old Equipment.

2.      Contract Batteries

        "Contract Batteries" shall mean the 0 mercury formula, primary dry batteries in sizes LR20, LR14, LR6 and LR03 embodying Matsushita's design, Matsushita's Technical Know-How (as defined in Article I.3), and MEI's Patents (as defined in Article I.4), with cylindrical zinc manganese-dioxide elements, and with alkaline electrolyte in production on the Date hereof at Matsushita's manufacturing facility in Osaka, including any improvements to such batteries made during the first five years of this Agreement.

3.      Technical Know-How

        "Technical Know-How" shall mean know-how in any form whatsoever other than patents or patent applications or other know-how for which MEI intends to file a patent application, which Matsushita possesses or will possess during the first five years of this Agreement, and which concerns or will concern the design, testing, manufacture and quality control of Contract Batteries and the processes or equipment for manufacturing Contract Batteries.

4.      Patents

        "Patents" shall mean all patents and patent applications which MEI owns or controls or which it will own or control during the first five years of this agreement, in any country excluding Japan, and which are or will be used or useful in the manufacture of the Contract Batteries or in the processes and equipment for manufacture of the Contract Batteries in the Manufacturing Territory.

5.      Improvements

        "Improvements" shall mean all improvements, modifications or variations, other that those that are patented or for which a patent application has been or will be filed (but only for the pendency of such an application), in or to the manufacture of Contract Batteries, or relating to the design, construction, or operation thereof, made or acquired by Matsushita or Rayovac by using Technical Know-How or Patents during the first five years of this Agreement.

6.      Intellectual Property

        "Intellectual Property" shall mean all of the Technical Know-How, Patents and Improvements.

7.      Manufacturing Territory

        "Manufacturing Territory" shall mean the United States (including its possessions and territories), Canada and Mexico.

8.      Sales Territory

        "Sales Territory" shall mean all of the world excluding Japan.

9.      Direct Variable Cost

        The Direct Variable Cost of a product shall mean the entire production cost of a product, excluding those elements of cost that do not vary with the quantity of production. By way of example, costs such as depreciation, rent, management costs, and property tax do not vary with the quantity of production.

                                   ARTICLE II
                         Purchase and Sale of Equipment

1. Rayovac will buy from Matsushita and Matsushita will manufacture and sell the New Equipment and Retooling Parts to Rayovac, subject to the other terms and conditions of this Agreement. Upon execution of this Agreement, Rayovac will promptly deliver to Matsushita a purchase order for the New Equipment. In the event of any conflict between such purchase order and this Agreement, this Agreement shall govern.

2. If, at any time during the first five years following the date of this Agreement, Rayovac wishes to purchase a new line of equipment equal to the most advanced equipment for production of LR20, LR14, LR6 or LR03 alkaline batteries then in operation at Matsushita's manufacturing facility in Osaka, Matsushita agrees to sell such a new line to Rayovac. The price for each new line of equipment shall be the price charged for the most recent purchase by Rayovac of equipment of the same battery size, except that the price shall be adjusted for changes in the scope of the project, changes in the equipment, and changes in general economic conditions. Rayovac will send to Matsushita a written request specifying types of a new line of equipment requested and its requested delivery date. Matsushita agrees, within thirty (30) days from receiving such request, to begin to discuss with Rayovac in good faith the terms and conditions of a separate sales and supply agreement, which shall be comparable to those contained in this Agreement or in similar agreements entered into in 1991 and 1994. Any such new lines of equipment must be ordered within five years from the date of this Agreement. There shall be no increase in royalty if Rayovac orders new lines of equipment.

                                   ARTICLE III
              Grant of License, Limitation on Equipment Resale and
       Reproduction, Security Interest, and Change of Control of Rayovac

1.       Grant of License

        Subject to the terms and conditions set forth in this Agreement, Matsushita hereby grants to Rayovac a non-exclusive license of the Intellectual Property other than the Patents and MEI hereby grants to Rayovac a non-exclusive license of the Patents in each case to make and use Contract Batteries in the Manufacturing Territory from the effective date of this Agreement until the end of the term of this Agreement. Matsushita and MEI further grant a non-exclusive license under the Intellectual Property to sell Contract Batteries throughout the Sales Territory for the full term of this Agreement.

        The license and rights granted hereby are non-transferable and non-assignable and Rayovac shall have no right to sublicense the rights granted hereby except as provided in Article XXI. If Rayovac requests MEI to grant Rayovac a non-exclusive license of the Patents to make, have made for Rayovac's sole use, and use any component of the Contract Batteries in Manufacturing Territory from the effective date of this Agreement until the end of the term of this Agreement, MEI agrees to discuss the matter.

2.      Limitation on Equipment Resale and Reproduction; Security Interest

        a. During the term of this Agreement, the Total Equipment shall be for Rayovac's sole use for the manufacture of Contract Batteries and Rayovac shall not resell or otherwise dispose of the Total Equipment to any person except as part of the sale of all or substantially all the assets of Rayovac; provided that for a period of five years after acceptance of the Total Equipment, Rayovac shall not resell or otherwise dispose of the Total Equipment to any manufacturer of batteries whose U.S. market share exceeded 15% in any of the five years prior to the proposed sale (a "Major U.S. Manufacturer") even as part of the sale of all or substantially all the assets of Rayovac.

        b. Rayovac shall not copy or reproduce the Total Equipment; provided, however, that Rayovac may reproduce any portion of the Total Equipment, solely for its own use in the Manufacturing Territory at any time after the fifth anniversary of the date of final acceptance of such portion of the Total Equipment; provided, further, that Rayovac shall first inform to Matsushita the intention to reproduce the Total Equipment prior to reproducing. It is understood that reproduction, if necessary, will be basically carried out by Rayovac itself or, if agreed, by

               Matsushita. Matsushita shall have the right of first refusal to supply parts and materials necessary for the reproduction. If Rayovac wishes to use the third party for this reproduction, Rayovac shall consult the same with Matsushita prior to using such third party. If Rayovac actually uses the third party for the reproduction, Rayovac shall require the third party to enter into a contract in which the third party maintain information about the equipment in strict confidence and agree to reproduce the equipment for only Rayovac.

        c. Notwithstanding any other portion of this Agreement, Rayovac may grant a security interest in or otherwise pledge as collateral the Total Equipment to secure any indebtedness for borrowed money incurred by Rayovac at any time now or in the future and the lender or lenders with respect to such indebtedness shall have any and all rights available pursuant to the agreements governing such pledge or security interest or pursuant to the provisions of applicable law; provided that no such pledge or security interest (other than a pledge of or security interest in Rayovac's intangible rights pursuant to this Agreement in and to the Total Equipment) may be perfected until Matsushita receives payment in full for the Total Equipment and related services and Rayovac gives prompt notice to Matsushita of the name of any lender with a security interest in the Total Equipment. None of the aforesaid restrictions on use, copying or reproduction shall preclude Rayovac from repairing Total Equipment, manufacturing or obtaining spare or replacement parts necessary for the continuing operation of Total Equipment, or otherwise making engineering improvements thereto to increase operating efficiency or throughput.

3.      Change of Control

        If a Change of Control becomes a significant possibility, and if the Change of Control would result in Rayovac being controlled by a Major Battery Manufacturer(a Major Battery Manufacturer being defined to be any manufacturer of batteries whose market share of alkaline manganese batteries either in U.S., Europe, Japan, Indonesia, Korea, or Hong Kong exceed 15% in any of the five years prior to the proposed Change of Control), or by Controlling Party (Controlling Party being defined to be any one who owns or controls such "Major Battery Manufacturer" including parent company of the "Major Battery Manufacturer"), then, before a legally binding agreement intended to cause the Change of Control is entered into, Rayovac shall notify Matsushita of the proposed transaction. Within a period of thirty (30) days as from the receipt of the notice, Matsushita and Rayovac will mutually discuss to find a solution and if a solution can not be reached within such thirty (30) days period and Change of Control to a Major Battery Manufacturer or to Controlling Party has actually occurred, Matsushita shall have a right to immediately terminate this Agreement. Change of Control shall mean any transaction or series of transactions which would result in a party (or group of related parties) either (i) contolling directly or indirectly more than 50% of the stock entitled to vote for members of the Rayovac Board of Directors following completion of the transaction(s) or (ii) owning substantially all of Rayovac's assets. In the event of a Change of Control to a Major Battery Manufacturer, or to a Controlling Party, Matsushita's obligations under this Agreement to provide 1) Improvements, 2) Patents license, 3) Total Equipment Meeting, and 4) chance to purchase of new equipment shall cease.

                                   ARTICLE IV
            Signing Fee, Purchase Price, Royalty and Terms of Payment

1.      Signing Fee

        In consideration for entering into this Agreement, Rayovac will pay $2,000,000 to MEI within 30 days of the Date hereof.

2.      Price

        a. New Equipment. The price for New Equipment, technical documents, spare parts, F.O.B., Osaka, Japan, and for related services shall be:

              New Equipment                                 (Y)  974,453,000
              Technical Documentation                             13,000,000
              Spare Parts                                               none
              Dispatch Trainers (Art. X)                          21,600,000
              Rayovac Trainee Fee (Art. VI)                        9,000,000
                                                            ----------------
                       Total                                (Y)1,018,053,000

               The price will be paid in installments within 30 days of the Events listed below as follows:


                                                    Anticipated           % of Price Payable
            Event                                  Approx. Date
Date hereof                                                                      20%
Shipment of the New Equipment                       May 7, 1999                  50%
New Equipment Performance
         Verified (Art. XI.4.b.)                                                 20%
Product Quality Verified;
         New Equipment Accepted
         (Art. XI.4.b. last sentence)                                            10%
                                                                                ----
                           Total                                                100%


               Payments occasioned by shipment of New Equipment will be made only against presentation of satisfactory transport documents, such as clean, on board bills of lading.

               Calendar dates listed above are for information only. The events described in the first column will cause the obligation to make payments.

               Rayovac shall cause Bank of America, or another bank of Rayovac's choice, to issue an irrevocable standby letter of credit to the benefit of CITD (defined in Article IV.4 hereof) for the amounts of no less than JP(Y)814,442,400 by no later than fifteen (15) days prior to the Promised Ship Date, defined in Article IX hereof, such letter of credit to be effective until the earlier of (a) CITD's receipt in full of all amounts payable by Rayovac for the total equipment price of JP(Y)1,018,053,000 as set forth in this Article IV.2.a. hereof, or (b) the 31st day of December, 1999 (such irrevocable standby letter of credit, the "L.C."). The cost of issuing the L.C. shall be borne by Rayovac.

               In the event CITD does not receive any amounts receivable from Rayovac as they become due pursuant to Article IV.2.a. hereof, CITD shall be entitled to immediately collect any such amounts in full from the issuer of the L.C. upon CITD's request (which may be made through a bank of CITD's choosing) in writing, and such written request by CITD shall be sufficient evidence to effect CITD's collection of amounts overdue from the L.C.

               Notwithstanding any of the foregoing, CITD shall be entitled to collect from the L.C. if and when (a) Rayovac fails to complete performance verification tests on the New Equipment as set forth in Article XI.4.b. within nine (9) weeks after CITD's delivery of the New Equipment to Rayovac pursuant to Article IX hereof, in which event CITD shall be entitled to collect from the L.C. an amount equal to twenty percent (20%) of the total price of the New Equipment, and (b) Rayovac fails to complete all tests necessary for the final acceptance of the New Equipment as set forth in Article XI.4.b., by October 31, 1999, in which event CITD shall be entitled to collect from the L.C. an amount equal to ten percent (10%) of the total price of the New Equipment. These remedies are in addition to, not in lieu of, any remedies available to CITD or Matsushita under law or this Agreement for the non-payment or late-payment of any amounts payable by Rayovac to CITD or Matsushita.

        b. Retooling Parts. Rayovac shall issue its purchase order for Retooling Parts to Matsushita by June 1, 1999. The purchase order may be for any number of any of the items shown on Schedule B attached hereto, and the unit prices for the items shall be those shown on Schedule B. Matsushita shall ship the Retooling Parts no later than December 31, 1999. Payment terms shall be separately agreed between the parties hereto prior to Rayovac's issuing purchase order therefor. Matsushita agrees to send trainers to Rayovac facility at times to be mutually determined at a price of(Y)60,000/ man day plus travel and living expenses. The dispatching time, period and numbers of such trainers shall be mutually agreed upon between Matsushita and Rayovac prior to the dispatch. During that period, an acceptance test shall be carried out with the installed Retooling Equipment, based on conditions specified in Article XI.7 hereof.

3.      Royalty.

        In consideration for the license to practice the Patents and use the Technical Know-How, Rayovac will pay MEI a Royalty of:

Payment Date                      Payment Amount
July 1, 1998                        $2,000,000
July 1, 1999                        $2,000,000
July 1, 2000                        $3,000,000
July 1, 2001                        $3,000,000
July 1, 2002                        $3,000,000

        In addition, Rayovac will pay MEI a Royalty of $500,000 on July 1, 2003 and on each subsequent anniversary thereof until on July 1, 2022 (inclusive) for as long as Rayovac practices any Patent; provided, however, that no such payment shall be required after July 1, 2022.

        The royalty payments to MEI hereunder shall include payments for the Intellectual Property, and Rayovac shall have no obligation to pay any additional royalty to Matsushita for the Intellectual Property.

4.      Other.

        The sale and delivery of the New Equipment, Retooling Parts and spare parts related thereto under this Agreement shall be carried out by Matsushita through the Corporate International Trade Division of MATSUSHITA ELECTRIC INDUSTRIAL Co., LTD., located at Panasonic Building, 3-2 Minamisemba 4-chome, Chuo-ku, Osaka 540-8588 Japan ("CITD"). Rayovac's purchase orders for New Equipment, Retooling Parts and spare parts related thereto, shall be issued to Matsushita through CITD.

        All payments by Rayovac under this Agreement other than the signing fee and the royalty payments shall be made in Japanese Yen to CITD's account at the following bank by telegraphic transfer:

                Sumitomo Bank Ltd.
                Head Office, Osaka, Japan
                Account #271905
                Matsushita Electric Industrial Co., Ltd. -
                     Overseas Accounting Center

        When remittances to CITD are made by Rayovac, Rayovac shall specify the transaction that corresponds to such payment.

        For the purposes of this Agreement, MEI and CITD shall be construed as being independent parties.

        The signing fee and all royalty payments by Rayovac under this Agreement shall be made in U.S. Dollars to MEI's account at the following bank by telegraphic transfer:

                Sumitomo Bank Ltd.
                Head Office, Osaka, Japan
                Account #271891
                Matsushita Electric Industrial Co., Ltd.

                                    ARTICLE V
                      Technical Information and Disclosure

Matsushita will supply to Rayovac in English texts the Technical Information and documents enumerated on the List of Technical Documents (attached hereto) and such information necessary for the commercial manufacture of LR6 Contract Batteries and in content, form, and detail to be understood by a U.S. engineer of average skill and training in the art of battery manufacturing.

Matsushita will air mail to Rayovac the following documents in English texts not later than 30 days after receipt by Matsushita of the initial purchase price installment pursuant to Article IV hereof:

                Raw Material Specifications
                Component Part Specifications
                Process Flow Charts
                Equipment Layout Detail
                Storage Specifications

All other documents will be sent in English texts by airmail within 30 days after the date of shipment of the New Equipment relating thereto from Japan.



                                   ARTICLE VI
                               Training Assistance

Upon the request of Rayovac made from time to time during the term of this Agreement, Matsushita will train a reasonable number of Rayovac engineers or technicians at Matsushita's works, subject to the following conditions:

1. Number of engineers or technicians. Rayovac shall give Matsushita 30 days notice before dispatching engineers or technicians to Matsushita's works stating the time of their arrival at such works, the period of their stay at such works, their names and background experiences. Matsushita shall promptly advise Rayovac whether the request is convenient and acceptable and if not, shall propose alternative arrangements. Such training shall be completed by shipping date of New Equipment by Matsushita and the amount of such training shall be limited to a total of 3 man-months of Rayovac engineering time, which time may be allocated among several employees as Rayovac deems appropriate.

2. Scope of Training. Matsushita will train Rayovac's engineers or technicians to acquire sufficient knowledge, experience, and skill in manufacturing, inspecting, and testing techniques to produce commercially acceptable Contract Batteries and to operate and maintain the New Equipment efficiently. Such training will include the opportunity to discuss the use and development history of the product.

3. Expenses. Rayovac shall pay to Matsushita the training fee set forth in paragraph 2 of Article IV hereof. In addition, Rayovac shall pay all traveling expenses for Rayovac's engineers or technicians, their living expenses during the stay in Japan, and all other out of pocket expenses to be incurred in connection with the above training except the salaries of Matsushita's employees.

                                   ARTICLE VII
                                   Pilot Line

Matsushita will sell to Rayovac the tools, dies, and equipment necessary for the pilot manufacture of up to 500 cells per 8 hour shift. Rayovac shall designate which items it wishes to purchase. Matsushita will deliver all items so purchased within a reasonable time of notice from Rayovac and at prices equal to Matsushita's cost, plus a reasonable handling charge.

                                  ARTICLE VIII
                  Assistance in Qualifying Rayovac's Suppliers

In order to facilitate Rayovac's evaluation and qualification of U.S. sources of other parts and materials, Matsushita will within 30 days of the Date hereof:

        a.     disclose names of its raw materials suppliers;
        b.     disclose names of its component suppliers;
        c. supply parts drawings containing English texts to manufacture components; and
        d. disclose productivity, quality, and scrap data resulting from previous 6 months of operation on Matsushita's line in Japan.

                                   ARTICLE IX
                                    Shipment

Matsushita will cause the New Equipment to be ready for shipment through CITD at a Japanese port by May 7, 1999 (the Promised Ship Date) provided, however, that if the embodiment of Improvements pursuant to paragraph 1 of Article XV hereof shall have required a redesign of the New Equipment after the Date hereof, then the date for delivery shall be deferred by the amount of time necessary to embody such changes in the New Equipment.

The aforementioned delivery of the New Equipment, Retooling Parts and spare parts related thereto to Rayovac shall be made on the delivery term F.O.B. Japan as defined in Incoterms 1990. Risk of loss of the New Equipment shall pass to Rayovac upon delivery to Rayovac, but title and ownership for the New Equipment shall remain with Matsushita until Matsushita receives payment therefor in full.

CITD shall arrange for the transportation of the New Equipment to Rayovac's manufacturing facilities in Fennimore, Wisconsin, such transportation to be effected at Rayovac's cost and risk.

                                    ARTICLE X
                                  Installation

By three (3) months after the Date hereof, Matsushita will deliver to Rayovac an Installation Specification that describes in detail a reasonable manner in which the site is to be prepared for installation and operation of the New Equipment. Rayovac will prepare the site in Rayovac's Fennimore, Wisconsin, plant, for the installation of the New Equipment with suitable electrical power, foundation, lighting, heating, etc. materially in accordance with the Installation Specification. Rayovac shall notify Matsushita when it has completed preparation of the site. Matsushita shall inspect the site and shall give Rayovac a certificate of completion when it determines that Rayovac has prepared the site in accordance with the Installation Specification. Matsushita shall be responsible for supervising the installation of the New Equipment. During installation, Matsushita shall give Rayovac technical advice and guidance in setting up the plant, in operating the New Equipment, and in training Rayovac's engineers and technicians to manufacture, inspect, and test LR6 Contract Batteries. Matsushita shall furnish sufficient parts, components, and materials to operate the New Equipment for installation testing and for performing the Acceptance Test provided in Article XI. Rayovac will reimburse Matsushita for its cost of such parts, materials, and components to the extent that the batteries produced are commercially salable or meet the product specifications for acceptance set forth on Exhibit A.

                                   ARTICLE XI
                                 Acceptance Test

1. The Acceptance Test in Section 4 below for the New Equipment shall be carried out at Rayovac's factory in the presence of Matsushita's engineers at a mutually agreeable time after completion of installation and settlement of mass-production conditions through a test-run of the New Equipment.

2. The Acceptance Test shall be carried out by Rayovac and Matsushita under the instruction of Matsushita's engineers.

3. All the materials and machine facilities to be used for the Acceptance Test shall be those supplied or approved by Matsushita.

4. Rayovac shall be required to accept the New Equipment when the following has been attained:

        a. No defects in material or workmanship shall appear on sight inspection of the batteries produced, provided that the tests shall have been conducted in an atmosphere having a relative humidity of less than 65%.

        b. The line shall have demonstrated a capacity to produce at least 600 LR6 Contract Batteries per minute. The line shall have produced 93,600 LR6 Contract Batteries in a period of 4 consecutive hours in at least 3 days out of any period of 5 consecutive days. Each cell and labeling line shall experience a cumulative scrap rate of no more than 2.5%. (Electrical scrap rate shall be measured after a 7 day aging period.) Matsushita shall use its best efforts to help Rayovac lower the scrap rate during the technical support period described in Article XII, and thereafter shall cooperate to assist Rayovac in achieving scrap rates similar to those achieved at Matsushita's Osaka plant. The LR6 Contract Batteries produced shall meet the product quality requirements in Exhibit A.

5.      a.     The parties  will  repeat  acceptance  testing until
               both the New Equipment and batteries made on the New Equipment have met the requirements for acceptance; provided, however, that if the New Equipment has not been accepted within 10 months after the arrival of the New Equipment at Rayovac factory, Matsushita will sell Matsushita LR6 Contract Batteries meeting the quality requirements (including Rayovac's labeling requirements) to
               Rayovac at the following weekly volume:
                           LR6                       2.0 million
               provided that such volume shall be reduced by the number of LR6
               Contract Batteries produced on the New Equipment that are commercially salable or meet the product specifications for acceptance set forth on Exhibit A. The price for such batteries shall be Matsushita's Direct Variable Cost, at its factory. All prices shall be delivered F.O.B. Matsushita, Osaka, Japan.

        b. If the New Equipment has not been accepted within 16 months after the arrival of the New Equipment at Rayovac factory, then (1) Rayovac may reject the New Equipment and (2) Matsushita may terminate this Agreement, by written notice to the other party. In the event of such rejection by Rayovac or termination by Matsushita, Matsushita shall continue to supply LR6 Contract Batteries as provided in Article XI.5.a. above for an additional 2 years, but in no event for more than 30 months in total.

        c. All time periods provided in this Section 5 shall be deferred for the time period during which performance is made impracticable either by a force majeure or by the acts or omissions of Rayovac.

        d. If the New Equipment is not accepted, at the earlier of (1) Rayovac's obtaining another source of batteries at comparable quality and cost or (2) two years after Rayovac's notice of rejection of New Equipment or Matsushita's notice of termination, Matsushita shall take delivery of the rejected New Equipment and refund to Rayovac an amount equal to its then depreciated book value (which shall be calculated using straight line depreciation over a 10 year expected life), plus the cost of relevant technical documents, spare parts, trainer fee, and $250,000.

        e. The remedies provided in this Section 5 shall be Rayovac's exclusive remedies for Matsushita's failure to deliver New Equipment on time or failure to deliver New Equipment that meets the Acceptance Test provided in this Article XI.

6. Upon satisfactory completion of the Acceptance Test, the parties will execute a certificate stating that the line has passed the test and that it has been accepted. If Rayovac shall reject the line or Matsushita shall terminate this Agreement, the acting party shall execute a certificate to that effect and deliver it to the other party.

7. If Rayovac and Matsushita agree to dispatch trainers from Matsushita to Rayovac pursuant to Article IV.1.b. hereof, the acceptance test for the Retooling Equipment shall be carried out at Rayovac's factory in the presence of Matsushita's engineers at a mutually agreeable time after completion of retooling procedure using Retooling Parts and mass-production conditions established through a test run of the Retooling Equipment.

        Rayovac shall be required to accept the Retooling Equipment when the following has been attained:

        a. Before retooling the existing equipment, representatives from Rayovac and Matsushita shall agree upon the acceptance conditions of the Retooling Equipment based on the efficiency rate and scrap rate of the existing equipment.

               For example:


                 Efficiency Rate                 =    average machine efficiency             X        0.8
                                                      rate 3 months before
                                                      retooling

                 Scrap Rate                      =    average scrap rate 3 months          [Graphic]  0.8
                                                      before retooling


        b. No defects in material or workmanship shall appear on sight inspection of the batteries produced, provided that the tests shall have been conducted in an atmosphere having a relative humidity of less than 65%.

        c. The line shall have demonstrated a capacity to produce at least 600 LR6 Contract Batteries per minute. The line shall have produced the amount of LR6 Contract Batteries (calculated based on the Efficiency Rate agreed upon in the Section 7a.), in a period of 4 consecutive hours in at least 3 days out of any period of 5 consecutive days. The line shall experience a cumulative scrap rate of no more than the amount agreed upon in
               Section 7a. (electrical scrap rate shall be measured after a 7 day aging period.)

                                   ARTICLE XII
                       Technical Support after Acceptance

Subsequent to acceptance of the New Equipment, upon Rayovac's request, Matsushita will dispatch its engineers to Rayovac's factory for up to 120 man days to give Rayovac technical guidance and advice for manufacturing batteries. The terms and conditions of dispatch of Matsushita's engineers in this Agreement will be subject to a Service Agreement, which has been executed on this date.


                                  ARTICLE XIII
                    Supply of Components, Materials and Parts

Matsushita will introduce Rayovac to Matsushita's non-Japanese suppliers of materials, parts, components and supplies ("Supplies") needed to manufacture LR6 Contract Batteries. Matsushita will sell to Rayovac any or all of Rayovac's requirements of Supplies that Matsushita normally purchases from Japanese suppliers; the price for such Supplies shall be Matsushita's cost, plus the cost of handling and processing orders.

                                   ARTICLE XIV
                                    Warranty

1. Matsushita warrants that the New Equipment will be merchantable and free from defects in design, material, and workmanship and that under normal use the New Equipment will meet the New Equipment Specifications stated in Exhibit B.

2. The New Equipment shall be warranted for normal use for a period of 12 months after the date of its Acceptance stated in Article XI of this Agreement or 24 months after the bill of lading date of the New Equipment at a Japanese port, whichever comes earlier.

3. Matsushita shall have no liability for any Contract Batteries manufactured by Rayovac, and Rayovac shall indemnify and hold Matsushita harmless from and against any and all cost, liability or expense (including reasonable attorneys' fees) arising out of any action related to Contract Batteries manufactured by Rayovac other than actions (i) which are subject to the indemnity set forth in paragraph 4 of this Article or (ii) arising out of a breach of this Agreement by Matsushita.

4.          a. Matsushita or MEI warrants that the practice of the
               patents(excluding patent applications) owned by it and licensed to Rayovac hereunder shall not infringe the patent rights of any third party. Nothing contained in this Agreement shall be construed as the making by Matsushita of any warranty or representation that the Intellectual Property (other than the patents) or any process or method for manufacturing Contract Batteries supplied by Matsushita hereunder do not infringe the intellectual property rights of any third party.

               Neither Matsushita nor MEI is currently aware and neither has any reason to believe that the use of the Total Equipment or the manufacture, use, or sale of Contract Batteries will infringe the patent rights (other than the rights of Varta under the Varta Patent) or other intellectual property rights of any person.

               Matsushita shall indemnify and hold Rayovac harmless from and against any and all cost, liability and expense (including reasonable attorneys' fees for counsel of Rayovac's choosing) arising out of any action alleging that Rayovac's enjoyment of the rights and privileges to practice the patents (excluding patent applications) licensed herein by MEI infringes any patent of another party.

            b. Matsushita shall at its expense defend any suits that may be instituted against Rayovac alleging that the practice of the patents (other than the patent applications licensed by Matsushita or MEI to Rayovac hereunder) infringes any existing United States patent except patent #4,774,155 and its corresponding patents (the "Varta Patent"), relating to the New Equipment, provided that (a) Rayovac shall have given Matsushita immediate notice in writing of any such suit and transmitted to Matsushita immediately upon receipt all processes and papers served upon Rayovac, (b) Rayovac shall permit Matsushita through its counsel, either in the name of Rayovac or in the name of Matsushita, to defend the same, and (c) Rayovac shall give all reasonable information, assistance and authority to enable Matsushita to do so. If the practice of the patents is in such suit held in and of itself to infringe any existing, valid United States patent, then Matsushita will pay any final award of damages in such suit attributable to such infringement.

            c. Notwithstanding the foregoing, Matsushita shall not be
               responsible for any compromise or settlement made without its written consent, or for infringements of combination or process patents covering the use of the Total Equipment in combination with products or things not sold hereunder, or for infringement directly or indirectly caused by or based on the manufacture, use or sale of any part of the Equipment if such part is not specified, designed and manufactured by Matsushita.

            d. Rayovac shall be responsible for obtaining a license to practice the Varta Patent including, without limitation, any and all costs associated with obtaining such license. Notwithstanding anything to the contrary contained herein, Matsushita shall not be responsible for the manufacture or sale of Contract Batteries by Rayovac without obtaining a license to practice the Varta Patent.

5. EXCEPT AS EXPRESSLY SET FORTH HEREIN, MATSUSHITA MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TOTAL EQUIPMENT OR THE INTELLECTUAL PROPERTY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL MATSUSHITA BE LIABLE TO RAYOVAC OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, COSTS OR EXPENSES OR ANY LOST PROFIT ARISING OUT OF ANY SUCH BREACH OF THE PROVISIONS OF THIS AGREEMENT.

                                   ARTICLE XV
                       Improvements, Information Exchange

1.      Improvements by Matsushita.

        To the extent it has the right to do so, Matsushita will inform Rayovac promptly of Improvements which Matsushita conceives and reduces to practice, or acquires subsequent to execution of this Agreement and prior to the fifth anniversary of the Date hereof, and further agrees to furnish Rayovac, upon its written request and without additional charge, with technical information concerning such Improvements. With respect to any Improvements prior to the Promised Shipment Date that require a change in the design of the New Equipment, Matsushita shall inform Rayovac of the cost of such change and any delay to the Promised Shipment Date which may be incurred thereby. If Rayovac desires such Improvement it shall promptly notify Matsushita and agree to bear the cost of such Improvement and the Promised Shipment Date shall be delayed as indicated to incorporate such change. With respect to all other Improvements, the cost of implementing any such Improvements, including the cost of parts, supplies, and alteration of the Total Equipment will be borne by Rayovac.

2.      Improvements by Rayovac.

        To the extent it has the right to do so, Rayovac will inform Matsushita promptly of Improvements which Rayovac conceives and reduces to practice, or acquires subsequent to execution of this Agreement and prior to the fifth anniversary of the Date hereof, and further agrees to furnish Matsushita, upon its written request and without additional charge, with technical information concerning such Improvements. The cost of implementing any such Improvements, including the cost of parts, supplies, and alteration of the Total Equipment will be borne by Matsushita. If during the term of this Agreement, Rayovac shall apply for or obtain a patent on relevant technology, at the request of Matsushita that patent shall be subject to negotiation of a license for its use for a royalty to be mutually agreed upon.

3.      Total Equipment Meetings.

        For the five year period beginning with the execution of this Agreement, Matsushita and Rayovac will conduct one meeting per year (the "Total Equipment Meetings") for a free and open discussion among technical personnel concerning Improvements and the operation of the Total Equipment. If Matsushita and Rayovac agree to have another meeting per year, it is permitted for the parties hereto to have one more meeting (but not more than two) per year. The sites of the meetings shall alternate from Rayovac's offices to Matsushita's offices. In addition to such meetings, Matsushita shall be entitled to one tour per year of Rayovac's Fennimore plant, and Rayovac shall be entitled to one tour per year of Matsushita's Osaka Plant. Prior to each such meeting, the parties will test the Contract Batteries and will compare their performance to that of major competitive batteries. Matsushita and Rayovac shall work together and cooperate to assure that the design of Contract Batteries, including any design embodying Improvements, shall be of comparable quality to the best readily available no mercury added alkaline batteries generally on sale in the United States.

4. If at any time during the term of this Agreement, either party shall become aware of a significant quality problem or latent defect in the Total Equipment, Contract Batteries, or similar equipment or batteries owned, used or licensed by Matsushita, that party immediately shall notify the other of such problem or defect. Thereafter, both parties shall share information concerning any solutions or treatments they shall learn concerning such problem or defect.

                                   ARTICLE XVI
                                  Force Majeure

If the performance in whole or part by either party of any obligation under this Agreement shall be prevented or delayed by war, riot, fires, floods, acts of God or any similar event beyond the control of such party, then the date that performance is due shall be extended for a period equal to the time lost because of the delay; provided that such suspension or annulment shall not prejudice or affect rights that may have accrued prior thereto; and provided further that if such suspension or annulment shall continue for more than 12 months, the party not receiving performance may terminate this Agreement by written notice to the other party.



                                  ARTICLE XVII
                                     Secrecy

The parties have executed a Confidential Disclosure Agreement dated 1 August 1991 (the "Confidentiality Agreement"), which is hereby incorporated and made a part of this Agreement, provided that nothing contained herein shall prohibit Rayovac from showing the Total Equipment to its attorneys, customers (who are not battery manufacturers), or lenders, who have a need to view the Total Equipment and who are aware of these confidentiality obligations and have agreed to abide by them, or to any permitted assignee under Article XXI. The term of the Confidentiality Agreement is hereby extended such that the obligations thereunder shall expire on the date which is three years after the expiration of this Agreement.

                                  ARTICLE XVIII
                              Terms and Conditions

1. This Agreement shall remain effective for the duration of the longest lived U.S. Patent but in no event more than 25 years, after which time Rayovac shall have a fully paid, non-exclusive perpetual license to manufacture, use, and sell Contract Batteries.

2. This Agreement may be terminated by a party hereto if the other party has committed a material breach of any or all of its obligations hereunder which breach shall not have been remedied by the defaulting party within thirty (30) days after receipt of written notice of such breach. In the event of any such termination, Rayovac may, at its option, in addition to any other remedy it may have, continue to use the Patents licensed hereunder for the remainder of the term in accordance with this Agreement if, and only if, it continues to pay the royalties for such use as provided in Article IV hereof. In the event Rayovac elects not to make such payments, it shall immediately upon termination of this Agreement cease the use of all Patents licensed hereunder, return all written information in respect of the Patents and Know-How, and destroy all copies of information derived from the Know-How except that Rayovac has the right to retain one archival copy, which shall be kept by an independent law firm and shall not be made available to Rayovac's operating personnel.

3. The termination of this Agreement pursuant to this Article shall not affect any amounts payable by either party, accrued prior to such termination.

4. In the event of dissolution, judicial liquidation, or bankruptcy of a party to this Agreement, the other party shall have the right to immediately terminate this Agreement by giving a written notice of termination to such party.

5. If either party wish to have continuously receive technical assistance even after the period of five years as from the date of this Agreement and wish to renew the technical assistance, both parties will discuss the specific terms for the renewal including the scope of technical assistance and royalty payment to be made therefor.

                                   ARTICLE XIX
                                 Applicable Law

This Agreement shall be governed and construed in accordance with the laws of Wisconsin.



                                   ARTICLE XX
                                   Arbitration

The parties shall attempt to resolve amicably any and all disputes arising in connection with this Agreement.

If an amicable settlement is not reached, all disputes, controversies, or differences that may arise between the parties, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration conducted in either London, England, or Sydney, Australia, as designated by the requesting party, in the English language, pursuant to the rules of the International Chamber of Commerce.

                                   ARTICLE XXI
                                   Assignment

This Agreement shall be binding upon and inure to the benefit of all successors and assigns provided that this Agreement shall not be assigned to any third party other than a subsidiary in which the party owns at least 50% of the voting stock or to a purchaser of substantially all of the party's business and shall not inure to the benefit of the referee, receiver, or trustee in bankruptcy of either party under any circumstance. Provided, however, even in case of a purchase of substantially all of the party's business, this Agreement shall not in any event be assigned to a Major Battery Manufacturer defined in Article
III.3. herein nor to the Controlling Party.

                                  ARTICLE XXII
                         Entire Agreement and Amendments

This Agreement, the Exhibits hereto, the Service Agreement of this date, and the Confidential Disclosure Agreement of August 1, 1991 as amended, constitute the entire and only agreements between the parties hereto relating to the subject matter hereof and supersede and cancel all previous agreements, commitments and representations in respect thereto and may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing or subsequent date signed by duly authorized officers or representatives of each of the parties hereto. No standard or preprinted term or provision of any sales order, purchase order, acknowledgment, or other form of either party, whether exchanged before or after execution of this Agreement, shall overrule or take precedence over any term of this Agreement.

                                  ARTICLE XXIII
                                     Notice

1. Any notice or request under this Agreement shall be made by air mail and shall be directed by one party to the other at its respective address as follows:

              Matsushita Battery Industrial Co., Ltd.
              1-1, Matsushita-cho, Moriguchi
              Osaka 5708511 Japan
              Attention:   Saburo Abe
                           Managing Director of Primary Batteries and Director of Dry Battery Division

              Rayovac Corporation
              601 Rayovac Drive
              Madison, Wisconsin 53711-2497  U.S.A.
              Attention:   Trygve Lonnebotn

2. Either party may, by written notice to the other party, change the address to which notice or request shall be directed.

3. Any notice or request shall be deemed to have been made on the date on which it is telefaxed or 7 days after it has been sent by courier messenger delivery.

                                  ARTICLE XXIV
                              Export Administration

1. The parties of the Agreement shall observe all applicable export control, laws or regulations of a relevant government and/or a governmental agency.

2. In the event that a Japanese governmental authorization is required for the shipment of the Equipment and/or the Technical Documentation under the Agreement, Matsushita will not disclose such Equipment and/or Technical Documentation until Matsushita obtains such authorization.

3. In the event that a United States governmental authorization is required for the disclosure of the Confidential Information under the Agreement, Rayovac will not disclose such Confidential Information until Rayovac obtains such authorizations.

                                   ARTICLE XXV
                     Conformity to Standards and Regulations

1. In the event that New Equipment is in conformity to the specifications attached hereto as Exhibit B, it is final and the New Equipment shall be considered to be duly accepted by Rayovac.

2. The parties hereto agree that Rayovac shall at its own costs and responsibilities secure the adaptability for the standards and/or regulations of Federal and/or States of the United States, including those on safety with respect to manufacturing Contract Batteries and the Total Equipment.

3. The parties hereto agree that Matsushita shall at its own risk and responsibility secure the adaptability for the standards and/or regulations of Japan with respect to manufacturing Contract Batteries and the Total Equipment.

                                  ARTICLE XXVI
                           Relation to the Agreements

If any conflicts occur in the interpretation between this Agreement and any previous agreements including the 1991 Agreement and the 1994 Agreement, this Agreement shall prevail.

In witness whereof, each party has caused this Agreement to be executed in English and in duplicate by its duly authorized officer or representative on the dates specified below.



Matsushita Battery Industrial Co., Ltd.

By:           /s/ Y. Yasuda
              ----------------------------------------
Title:        President
              ----------------------------------------
Date:         March 5th, 1998
              ----------------------------------------



Rayovac Corporation

By:           /s/ David A. Jones
              ----------------------------------------
Title:        President & CEO
              ----------------------------------------
Date:         March 5th, 1998
              ----------------------------------------



Matsushita Electric Industrial Co., Ltd.

By:           /s/ (illegible)
              ----------------------------------------
Title:        Executive Vice President
              ----------------------------------------
Date:         March 5th, 1998
              ----------------------------------------